UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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AMERICAN COMMERCIAL LINES INC.

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American Commercial Lines Announces End of “Go-Shop” Period
JEFFERSONVILLE, IN, Nov. 29, 2010 — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”), one of the largest and most diversified inland marine transportation and service companies in the United States, today announced the expiration of the 40-day “go-shop” period provided for in the previously announced merger agreement, dated as of October 18, 2010, which contemplates the acquisition of the Company by an affiliate of Platinum Equity, LLC (the “Merger”).
During the “go-shop” period, which ended at 11:59 p.m. (Eastern time) on November 27, 2010, the Company was permitted to solicit acquisition proposals from third parties. Despite a broad solicitation of potentially interested parties, the Company did not receive any alternative acquisition proposals during the “go-shop” period.
ACL has scheduled a special meeting of stockholders for December 14, 2010 to consider approval of the Merger and expects the transaction to close by the end of December 2010. The Company’s board of directors continues to recommend that the Company’s stockholders vote for the proposal to adopt the merger agreement at the special meeting of stockholders.
About American Commercial Lines Inc.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc., visit www.aclines.com.
About Platinum Equity
Platinum Equity is a global M&A&O(R) firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed over 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition. For more information, go to www.platinumequity.com.
Important Additional Information will be Filed with the SEC
In connection with the proposed transaction, American Commercial Lines Inc. filed a definitive proxy statement, concerning the proposed transaction with the SEC on November 15, 2010, which was subsequently distributed to the Company’s stockholders for purposes of the Company’s stockholder meeting scheduled for December 14, 2010. Investors and stockholders of American Commercial Lines Inc. are urged to read the definitive proxy statement because it contains important information about American Commercial Lines Inc. and the proposed transaction.
Investors and stockholders may obtain a free copy of the definitive proxy statement and any other relevant documents filed or furnished by American Commercial Lines Inc. with the SEC (when available) at the SEC’s Web site, www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by American Commercial Lines Inc. by contacting American Commercial Lines Inc. by e-mail at aclinesinvestor@aclines.com or by phone at 800-842-5491 or by going to the investor relations portion of American Commercial Lines Inc.’s website, www.aclines.com.
American Commercial Lines Inc. and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from American Commercial Lines Inc. stockholders in respect of the proposed transaction. Information about the directors and executive officers of American Commercial Lines Inc. and their respective interests in American Commercial Lines Inc. by security holdings or otherwise is set forth in the definitive proxy statement described above.
Contact:
David T. Parker
Vice President, Investor Relations
and Corporate Communications
(800) 842-5491